Exhibit 5.1

August 4, 2006	Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637

Main Tel (312) 782-0600
Main Fax (312) 701-7711
www.mayerbrownrowe.com

Capital One Auto Receivables, LLC

140 E. Shore Drive

Room 1052-D

Glen Allen, Virginia 23059

Re:	Capital One Auto Receivables, LLC

  Registration Statement on Form S-3 (No. 128722)

Ladies and Gentlemen:

We have acted as special counsel for Capital One Auto Receivables, LLC, a Delaware limited liability company (the “Company”), in connection with (a) the above-captioned registration statement and (b) the offering of notes (the “Notes”) described in the related prospectus supplement dated July 27, 2006 and prospectus dated July 25, 2006 (collectively, the “Prospectus”), which have been filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended. As described in the Prospectus, the Notes will be issued on or about August 4, 2006 by Capital One Auto Finance Trust 2006-B (the “Trust”), a trust formed by the Company pursuant to a trust agreement between the Company and Wilmington Trust Company, as owner trustee. The Notes will be issued pursuant to an indenture (the “Indenture”) between the Trust and JPMorgan Chase Bank, N.A., as indenture trustee.

In that connection, we are generally familiar with the proceedings taken or to be taken in connection with the proposed authorization, issuance and sale of the Notes and have examined copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Prospectus and the current draft of the Indenture (including the form of Notes included as exhibits thereto).

Based on and subject to the foregoing, we are of the opinion that, when the Notes have been duly executed and issued by the Trust and authenticated by the indenture trustee and sold by the Company or by the Trust, at the direction of the Company, and payment of the agreed consideration for the Notes shall have been received by the Trust, the Notes will have been duly authorized by all necessary action of the Trust and will be legally issued and binding obligations of the Trust and entitled to the benefits afforded by the Indenture, except as may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity, regardless of whether such matters are considered in a proceeding in equity or at law.

Our opinions expressed herein are limited to the federal laws of the United States and the laws of the State of New York and the State of Delaware. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name therein without admitting we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement or this exhibit.

Very truly yours,

/s/ Mayer, Brown, Rowe & Maw LLP

MAYER, BROWN, ROWE & MAW LLP